                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[X]  Preliminary Information Statement      [_]  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
[_]  Definitive Information Statement

                           MEXCO ENERGY CORPORATION
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Charter)

                         NICHOLAS C. TAYLOR, PRESIDENT
--------------------------------------------------------------------------------
             (Name of Person(s) Filing the Information Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     --------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------------------


     (5) Total fee paid:

     --------------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     --------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------------------


     (3) Filing Party:

     --------------------------------------------------------------------------


     (4) Date Filed:

     --------------------------------------------------------------------------


Notes:

                           MEXCO ENERGY CORPORATION
                                  Suite 1101
                              214 W. Texas Avenue
                             Midland, Texas  79701
                                (915) 682-1119
                             (915) 682-1123 (FAX)



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To be held September 15, 1997


TO THE STOCKHOLDERS:


  Notice is hereby given that the Annual Meeting of the Stockholders of MEXCO ENERGY CORPORATION (the "Company") will be held at the Company's principal executive office, Suite 1101, 214 W. Texas Avenue, Midland, Texas 79701, at 10:00 A.M. Central Standard Time on September 15, 1997, for the following purposes:

     1.   To elect four directors of the Company.

     2. To adopt the 1997 Employee Incentive Stock Plan of Mexco Energy Corporation.

     3. To consider and take action upon a proposed Amendment to and Restatement of the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 5,000,000 to two classes consisting of 40,000,000 common stock and 10,000,000 preferred stock.

     4.   To ratify the selection of auditors for the Company.

     5. To transact such other business as may properly come before the meeting.

  The stock transfer records for the Company will not be closed. The close of business on August 25, 1997, has been fixed by the Board of Directors as the record date for determining the shareholders of the Company entitled to notice of and to vote at the meeting.

  DATED this 26th day of August, 1997.

                   BY ORDER OF THE BOARD OF DIRECTORS

                   DONNA GAIL YANKO, Secretary

                             INFORMATION STATEMENT
                   FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                           MEXCO ENERGY CORPORATION

                         To be held September 15, 1997

     This Information Statement is furnished by the management of MEXCO ENERGY CORPORATION (the "Company"), in connection with the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive office, Suite 1101, 214 W. Texas Avenue, Midland, Texas 79701, at 10:00 a.m., Central Standard Time.

     The Annual Report to stockholders respecting the Company's fiscal year ending March 31, 1997, and the Information Statement were mailed to stockholders August 26, 1997.

                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

                       REQUESTED NOT TO SEND US A PROXY.


                               VOTING SECURITIES

     The close of business of August 25, 1997 has been fixed as the time and record date for the determination of stockholders entitled to notice of and vote at the Annual Meeting. At the record date, there were issued and outstanding and entitled to vote 1,623,229 shares of Common Stock, $.50 par value per share, of the Company (the "Common Stock"). Holders of shares of Common Stock are entitled to one (1) vote for each share owned at the record date on all business to come before the meeting.

            PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

     The following table sets forth information, as of August 18, 1997 concerning the Common Stock beneficially owned by each director and nominee of the Company, by all officers, directors and nominees as a group, and by each stockholder known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock.

                            Number of Shares   Percent
                            of Common Stock      of
                           Beneficially Owned   Class
                           ------------------  -------
     Howard E. Cox, Jr.          194,000        11.95
     Thomas Graham, Jr.           77,000         4.74
     Nicholas C. Taylor        1,112,770        68.55
     Donna Gail Yanko              7,240          .45
     All Officers and
        Directors as a Group   1,197,110        73.75

       All shares listed in the table are directly owned, and the named individual has sole voting and investment power with respect to such shares.
Mr. Taylor owns 1,082,770 shares of the common stock of the Company as community property, 21,000 shares of which is held in the name of his spouse, Catherine B. Taylor, and the balance in the name of Mr. Taylor. Mr. Taylor, as custodian under the Uniform Gift to Minors Act, also holds 30,000 shares of the common stock of the Company for his minor daughter, Christie Hardin Van Vraanken Taylor. Mr. Taylor disclaims any beneficial ownership of common stock of the Company owned by his two adult children, Nicholas Van Campen Taylor and Katherine Camilla Taylor, who each own 45,000 shares of the common stock of the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
--------------------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, (collectively "Reporting Persons"), to file with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc., initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to
Section 16(a) of the Securities Exchange Act of 1934. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of Reporting Persons that no other reports were required with respect to fiscal 1997, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with.

                       DIRECTORS AND EXECUTIVE OFFICERS

     At the Annual Meeting to be held on September 15, 1997, four (4) persons are to be elected to serve on the Board of Directors for a term of one (1) year and until their successors are duly elected and qualified. All of the current Directors will be available for election to the Board of Directors. The Company nominees for the four (4) directorships are set forth in the following table, together with certain information as to each person as of the date of this Information Statement.

                      NOMINEES FOR ELECTION AS DIRECTORS
                                                               Director of the
Name                   Age  Position with the Company           Company Since
---------------------  ---  ---------------------------------- ---------------
   William G. Duncan   55   Director                                 1994
   Thomas Graham, Jr.  63   Director and Chairman of the Board       1997
                             of Directors
                             Director                            1990 to 1994
   Nicholas C. Taylor  59   President, Treasurer, and Director       1983
   Donna Gail Yanko    53   Vice President, Secretary and            1990
                             Director

          WILLIAM G. DUNCAN, JR., 55, since 1995 has been the President of Southeastern Financial Services, Louisville, Kentucky, prior to which he had served as Senior Vice President and Chief Investment Officer since 1991. For the previous twenty-five (25) years he held several positions at Liberty National Bank and Trust Company, Louisville, Kentucky, serving as Senior Vice President and Manager of the bank's Personal Trust Investment Section, member of Liberty's Trust Executive Committee, and several positions in Liberty's Commercial Banking Division. Mr. Duncan has been a Director of the Company since 1994, after the resignation of Thomas Graham, Jr. to become a United States Ambassador.

          THOMAS GRAHAM, JR., 63, was appointed Chairman of the Board of Directors by the Directors of the Company, effective July, 1997, having served as a director from 1990 through 1994. From 1994 through May, 1997, Mr. Graham served as a United States Ambassador. For more than five years prior thereto, Mr. Graham served as General Counsel, United States Arms Control and Disarmament Agency, as well as Acting Director and as Acting Deputy Director of such agency successively, in 1993 and 1994. He currently serves as President of the Lawyers Alliance for World Security.

          NICHOLAS C. TAYLOR, 59, was elected President, Treasurer and Director of the Registrant on April 8, 1983 and continues to serve in such capacities on a part-time basis, as required. From July 15, 1993 to the present, Mr. Taylor has been involved in the independent practice of law and business interests. For more than the prior nineteen (19) years, Mr. Taylor was a Director and Shareholder of the law firm of Stubbeman, McRae, Sealy, Laughlin & Browder, Inc., Midland, Texas, and a partner of the predecessor firm. In 1995 he was appointed by the Governor of Texas and serves as Chairman of the three member State Securities Board.

          DONNA GAIL YANKO, 53, has worked as part-time Administrative Assistant to the Chief Executive Officer and controlling shareholder and as Assistant Secretary of the Company until June 1992 when she was appointed Corporate Secretary. Mrs. Yanko was appointed to the position of Vice President and elected to the Board of Directors in 1990.

     During the year ended March 31, 1997, two (2) meetings of the Board of Directors were held and attended by all three (3) Directors. One meeting was held in the first quarter ending June 30, 1997. The Board of Directors does not have a standing audit, nominating or compensation committee, nor any committees performing similar functions, since the Board of Directors itself performs these functions. There are no other executive officers than those listed above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's principal shareholder owns working interests varying from ninety-three percent (93%) to one hundred percent (100%) in three wells which the Company operates. Registrant operates these wells on a contract basis charging the same administrative fees as the previous operator. The billings for such lease operating expenses totaled approximately $112,657 for the year ended March 31, 1997, with accounts receivable balance at that date of approximately $6,042.

                            EXECUTIVE COMPENSATION

     The following table sets forth information concerning annual and long-term compensation paid or accrued to executive officers for services in all capacities to the Company for the fiscal year ended March 31, 1997.

                          Summary Compensation Table*
                          --------------------------
Name and
Principal
Position                         Year               Salary
--------------------             ----              --------
4 Officers                       1997               $53,738
& Directors                      1996               $37,800
as a group                       1995               $32,959

     * All annual compensation is comprised of salary and insurance. There are no long-term compensation awards, stock options, employment agreements, retirement benefits or any other basis of compensation. Directors are paid $100 per meeting of which there were two (2) during the year ended March 31, 1997, and one (1) in the quarter ended June 30, 1997. The sole compensation received by the President of the Company for such period consisted of director's fees.

Board of Directors Report of Executive Compensation
---------------------------------------------------

     The Board of Directors is solely responsible for setting executive compensation which includes base pay and Board of Directors' fees. Such payment is based on performance, including hours worked and effectiveness.

                               PERFORMANCE GRAPH

     The following graph shows how an initial investment of $100 in the Company's Common Stock would have compared to an equal investment in the S&P 500 Index or in an index of Peer Group Competitors over a five (5) year period beginning December 31, 1990 and ending December 31, 1996. The selected Peer Group consists of several larger independent oil and gas producers: Noble Affiliates, Inc., Pogo Producing Company, Anadarko Petroleum Corporation, Apache
Corporation, Santa Fe Energy Resources, Inc., and Oryx Energy Company.   This
group of companies is used by the Company for certain compensation and performance comparisons.

                       [PERFORMANCE GRAPH APPEARS HERE]





                1991   1992   1993   1994   1995   1996
 ------------------------------------------------------
 MEXCO         $ 100  $ 100  $ 120  $ 220  $ 320  $ 400
-------------------------------------------------------
 S&P 500       $ 100  $ 104  $ 113  $  99  $ 120  $ 166
-------------------------------------------------------
 PEER GROUP    $ 100  $  86  $ 108  $ 110  $ 108  $ 163
=======================================================

              ADOPTION OF THE 1997 EMPLOYEE INCENTIVE STOCK PLAN

INTRODUCTION

     On April 22, 1997 the Board of Directors approved and recommended for submission to the stockholders for their adoption the 1997 Employee Incentive Stock Plan of Mexco Energy Corporation ("Plan"). The approval by an affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy and entitled to vote on this proposal, at the 1997 Annual Meeting is required for adoption.

     The Board of Directors believes that the adoption of the Plan is desirable since it will promote and closely align the interests of employees of the Company and its shareholders by providing stock based compensation. The Board believes the Plan will strengthen the Company's ability to reward performance which enhances long term shareholder value; increase employee stock ownership through performance based compensation plans; and strengthen the Company's ability to attract and retain an outstanding employee and executive team.

     The following summary of the material features of the Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Plan, a copy of which has been filed with the Securities and Exchange Commission.

STOCK SUBJECT TO THE PLAN

     The Plan provides for the grant of two types of stock options: (i) Incentive Stock Options, and (ii) Non-Qualified Stock Options. The Plan provides for the award of Restricted Stock grants at a price of not less than $5.00 per share. The Restricted Stock Awards may be made subject to such performance, longevity, or other standards as the Company may set. Under the Plan the maximum number and kind of shares as to which options may be granted (subject to adjustment in certain events as described below) is 350,000 shares of Common Stock. Upon the expiration, termination or cancellation (in whole or in part) of unexercised non-qualified or incentive stock options on which no dividends have been paid, the shares of Common Stock subject thereto shall again be available for option under the Plan. The market value of a share of Common Stock based on the closing bid price of the Company's Common Stock on July 30, 1997 was $6.50.

ADMINISTRATION

     The Plan shall be administered by the Committee which shall be composed of at least three members of the Board of Directors, none of whom shall be eligible to participate under the Plan. No Committee members have been appointed at this time.

ELIGIBILITY

     Plan participation is limited to employees of the Company and its subsidiaries. As of March 31, 1997, there were one full time and two part time employees of the Company and its subsidiary. Only Directors who are employees are eligible to receive awards under the Plan.

     Options may be granted by the Committee to eligible employees in such number and at such times during the term of the Plan as the Committee shall determine. In granting options the Committee shall take into account such factors as the Committee may deem relevant in respect of accomplishing the Plan's purposes, including one or more of the following: the extent to which performance goals have been met, the duties of the respective employees and their present and potential contributions to the Company's success.

TERMS AND CONDITIONS OF NON-QUALIFIED OPTIONS

     All non-qualified options granted under the Plan will be options which do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, ("Code") and will be subject to the following terms and conditions:
(i) the option price per share will be determined by the Committee but will not in any event be less than 100% of the fair market value of the Common Stock on the date the option is granted, (ii) in no event will any option be exercisable more than 10 years after the date the option is granted, (iii) except in cases of death or disability of the employee, the shares covered by an option may not be purchased for 12 months after the date on which the option is granted (unless the Committee determines otherwise), or such longer period or periods and subject to such conditions as the Committee may determine, but thereafter may be purchased at one time or in such installments over the balance of the option period as may be provided in the option, and (iv) an option may not be transferred except that it may be exercised by an optionee's legal representatives or heirs. All options will expire immediately if the optionee is discharged from employment for cause. If the optionee's employment is terminated due to death, the option may be exercised for a period equal to the longer of (i) twelve months from the date of death, or (ii) six months from the appointment of the legal representative of the estate or until the expirations of the stated term of the option, whichever period is shorter. If the optionee's employment is terminated due to disability or retirement, the option may be exercised for a period of one year from the date of such termination of employment or until the expiration of the stated term of the option, whichever period is shorter; provided that if an optionee dies within such period, the option may be exercised within the periods in which it could be exercised if such optionee had been an employee on the date of death. If employment is terminated by the Company without cause, the option may be exercised for the lessor of three (3) months or the balance of the stock option term. If employment termination occurs for any other reason, the option shall expire at the time of such employment termination. In no event shall any option be exercisable subsequent to the 10th anniversary of the date on which it is granted. The Committee will determine with respect to each option grant the nature and extent of the restrictions, if any, to be imposed on the shares which may be purchased thereunder.

     At the discretion of the Committee, all or a portion of the exercise price of the option may be paid by the surrender of previously acquired Common Stock owned by the optionee or by authorizing the Company to withhold shares of Common Stock otherwise issuable upon exercise of the option. In addition, the Committee may permit the optionee to pay amounts due under applicable withholding tax laws upon exercise of options by authorizing the Company to withhold or accept shares of Common Stock.

TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS

     The Committee may also grant incentive stock options as defined under
Section 422 of the Code. All incentive stock options issued under the Plan shall be subject to the same terms and conditions as the non-qualified options granted under the Plan.

ADJUSTMENT IN EVENT OF CAPITAL CHANGES

     In the event of a "Change in Control" or a "Potential Change in Control" (as defined in the Plan) of the Company, the Plan provides that the optionee shall be paid the difference in the exercise price of the option and the "Change in Control Price" of the option stock (as defined in the Plan).

DURATION AND AMENDMENT OF THE PLAN

     No option may be granted pursuant to the Plan after the 10th anniversary of the effective date of the Plan. The Board of Directors may at any time terminate the Plan with respect to any shares of the Common Stock not at the time subject to an option grant and may alter or amend the Plan (including any amendment deemed necessary to ensure the Company may obtain any required regulatory approval or to ensure that the grant or exercise of options or any other provision of the Plan complies with Section 16(b) of the Securities Exchange Act of 1934), provided, however, that without the approval of stockholders no amendment may be made which would (i) increase the maximum number of shares for which options may be granted under the Plan (except in the case of adjustments in the event of capital changes as referred to above), (ii) extend the term of the Plan, or (iii) change the class of eligible persons who may receive options under the Plan. No change may be made in any option previously granted that would impair the rights of an optionee or participant without his or her consent.

TAX STATUS OF NON-QUALIFIED OPTIONS, INCENTIVE STOCK OPTIONS, AND
RESTRICTED STOCK AWARDS

     Under present Federal tax laws and regulations, the Federal income tax consequences to optionees and the Company as a result of the grant and exercise of non-qualified stock options and incentive stock options pursuant to the Plan should be as described below or to employees and the Company in case of Restricted Stock Awards.

     NON-QUALIFIED STOCK OPTIONS. Optionees will not have taxable income upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the Federal income tax consequences to the optionee depend upon whether or not the stock issued upon exercise is both non-transferable and subject to a substantial risk of forfeiture. If one or both of the foregoing conditions are not present, the optionee will have taxable income at the time of such exercise equal to the excess of the fair market value of the option stock on the date of exercise over the option price. If both conditions are present, recognition of income upon the exercise of a non-qualified stock option to the extent such right is paid in stock will be postponed until the stock becomes transferable or is no longer subject to a substantial risk of forfeiture (unless the optionee elects to be taxed upon exercise). At that time, the optionee will have taxable income from exercising the option equal to the excess of the then fair market value of the option stock over the option price and from exercising the right equal to the then fair market value of any stock received.

     The Company or a subsidiary will be entitled to a deduction, for Federal income tax purposes, in the same amount as the income that the optionee recognizes and in the taxable year in which the optionee recognizes the income. An optionee exercising a non-qualified stock option is subject to withholding for Federal, and generally for state and local, income taxes.

     INCENTIVE STOCK OPTIONS. Optionees will not have taxable income upon the grant of an incentive stock option. Upon the exercise of an incentive stock option, the optionee will not have taxable income, provided the optionee at all times from the date of the granting of the incentive stock option to a date three months before the date of exercise has been an employee of the Company or a subsidiary. In the case of an optionee who is disabled within the meaning of
Section 22(e)(3) of the Code, the three-month period is extended to one year. The excess of (i) the fair market value (on the exercise date) of the stock transferred to an optionee pursuant to his or her exercise of an incentive stock option over (ii) the option exercise price, increases the optionee's income for purposes of the alternative minimum tax and may as a consequence give rise to a liability under that tax.

     If the optionee makes a "disqualifying disposition" of stock acquired pursuant to the exercise of an incentive stock option, the optionee will recognize taxable income equal to the amount by which the fair market value of the option stock at the time of exercise (or, if less, the amount realized on such disposition) exceeds the option price. A disqualifying disposition generally includes a sale, exchange, gift, or transfer of legal title within one year of exercise of the incentive stock option or within two years of grant, whichever is later.

     The Company and its subsidiaries will not be entitled to any Federal income tax deductions with respect to incentive stock options unless the optionee makes a disqualifying disposition of the option stock. If an optionee makes such a disposition, the Company or a subsidiary will then be entitled to a tax deduction equal to the amount by which the fair market value of the option stock at the time of exercise (or, if less, the amount realized on such disposition) exceeds the option price.

RESTRICTED STOCK AWARDS

     Employees who receive Restricted Stock Awards will have taxable income on the difference between the employee's basis for tax purposes in the stock and the fair market value at the time of the award. The company will be entitled to a deduction for federal income tax purposes, in the same amount and in the taxable year as the income that the employee recognizes the income. Such employees are subject to withholding for Federal and, generally for state and local, income taxes.

ACCOUNTING TREATMENT

     NON-QUALIFIED AND INCENTIVE STOCK OPTIONS, AND RESTRICTED STOCK AWARDS. There is no impact on net income resulting from the grant of stock options under the Plan, during the time that such stock options are outstanding or on exercise of such stock options. The exercise of a stock option is treated as a capital transaction and the option price received by the Company is added to stockholders' equity. Restricted Stock Awards are treated as compensation and are charged against earnings.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

     PROPOSED AMENDMENT TO AND RESTATEMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 5,000,000 TO 40,000,000 SHARES AND TO AUTHORIZE 10,000,000 SHARES OF PREFERRED STOCK

     The Board of Directors proposes an Amendment to and Restatement of the Company's Articles of Incorporation which will increase the number of authorized shares of common stock ($.50 par value) from 5,000,000 to 40,000,000. Likewise the Board of Directors of the Company also, through the proposed Amendment and Restatement of the Company's Articles of Incorporation, proposes to authorize for issuance 10,000,000 share of preferred stock ($1.00 par value) which could be issued by the Company in various series or classes, and with various rights and preferences established from time to time by the Board of Directors of the Company. While the Board of Directors of the Company has no present plans to issue any of the preferred stock to be authorized by the proposed Amendment and Restatement of the Articles of Incorporation, if and when such preferred stock is issued, such shares may have rights and preferences greater than those of the current common stockholders. Currently the Company has outstanding 1,623,229 of its Common Stock, and an additional 350,000 shares are reserved for issuance pursuant to the Company's 1997 Employee Incentive Stock Plan subject to approval of the Plan at the Annual Meeting.

     The Board of Directors believes that the proposed increase in the number of authorized shares of common stock and the authorization for issuance of shares of preferred stock will benefit the Company by improving its flexibility in responding to future business needs and opportunities. The additional authorized shares of both common or preferred stock will be available for issuance from time to time in connection with financings, acquisitions, employee plans, and stock splits in the form of stock dividends, and for other corporate purposes which the Board of Directors may deem advisable from time to time. The Company has no present intention to issue any additional shares of common stock, except pursuant to its executive incentive compensation plans and employee benefit plans.

     The Board of Directors has no present plan to seek further approval by the stockholders for the authorization of additional shares, unless required to do so by applicable laws or regulations.

     If the proposed amendment and restatement is approved by the stockholders, the increased number of authorized shares of common stock, as well as the presently authorized but unissued shares of common stock, might be utilized in a transaction which could have the effect of delaying or preventing a change in control of the Company which some or a majority of the stockholders may consider desirable. For example, such stock could be issued to third parties in order to discourage a takeover attempt or to dilute the ownership interest of a substantial stockholder who opposes policies of the Board of Directors.

     The Company's Articles of Incorporation contain other provisions which might be deemed to have the effect of delaying or preventing a change in control of the Company. These include the provision authorizing the Board of Directors to issue preferred stock with rights (including voting rights or conversion rights) and preferences which could impede the completion of such a transaction; and the requirement that stockholder action can only be taken at a meeting or by unanimous written consent.

     The Board of Directors does not currently intend to propose any other amendments to the Company's Articles of Incorporation which might be deemed to have the effect of discouraging takeover attempts, nor is the Board aware of any existing or threatened effort to obtain control of the Company.

VOTE REQUIRED

     The favorable vote of two-thirds of the outstanding shares of stock is required for adoption of the proposed amendment.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company, by resolution, has approved the selection of Grant Thornton LLP as the accountants for the Company for the fiscal year beginning April 1, 1997. A representative of said accountants will not be present at the Annual Meeting, but will be available by telephone to make a statement, if they so desire and to respond to appropriate questions. The Board of Directors does not have an audit or similar committee.

                              NEXT ANNUAL MEETING

     The next Annual Meeting of the Company's stockholders is scheduled to be held on September 14, 1998. Appropriate proposals of stockholders intended to be presented at the 1998 Annual Meeting must be received by Ms. Gail Yanko, Secretary, no later than June 25, 1998, in order to be included in the Company's Information Statement relating to such meeting.

                                 OTHER MATTERS

     Management knows of no other business which will be presented at the Annual Meeting other than as explained herein.

     A majority in interest of the issued and outstanding Common Stock entitled to vote shall constitute a quorum at the Annual Meeting and shall be necessary to elect the Board of Directors and transact any business except as to Amendment of the Articles of Incorporation of the Company a favorable vote of two-thirds of the outstanding common stock entitled to vote will be required.

     The cost of preparing and mailing this Information Statement will be paid by the Company. The Company will, upon request, reimburse brokers for the cost incurred by them in mailing copies of this Statement and the Annual Report of the Company to such of their customers as are beneficial owners of the Common Stock of the Company registered in the names of such brokers.


     STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 1997, BY WRITING THE SECRETARY, MEXCO ENERGY CORPORATION, SUITE 1101, 214 WEST TEXAS AVENUE, MIDLAND, TEXAS 79701.